CERTIFICATE AMENDING ARTICLES OF INCORPORATION
                                OF
                    DILEGENCIA TECHNOLOGIES, INC.


     The undersigned, David Purcell, being President and
Secretary of DILIGENCIA TECHNOLOGIES, INC., a Nevada corporation, incorporated on December 3, 1998, hereby Certifies that:

1.  He is both the President and Secretary of Diligencia
Technologies, Inc., a Nevada Corporation incorporated December 3,
1998.

2. That Article First of the Original Articles of Incorporation filed on December 3, 1998 is amended to read as follows:

                           ARTICLE FIRST

FIRST:  The name shall be:

                        MyTravelGuide.com, Inc.

3.  The company has issued shares.

4. The foregoing Board of Directors duly approved by the Board of Directors on February 25, 2000.

5. The approval of the majority of stockholders, which was obtained on February 25, 2000.

IT WAS AGREED by unanimous vote that this CERTIFICATE AMENDING
ARTICLES OF INCORPORATION be filed.

     The undersigned further certify that the Original Articles of Incorporation of DILIGENCIA TECHNOLOGIES, INC. were filed with the Secretary of the State of Nevada on the 3rd Day of December 1998. The undersigned further certify that they have on this 25th Day of February 2000, executed this Certificate Amending the Original Articles of Incorporation hereto for filing with the Secretary of the State of Nevada.


                                   /s/ DAVID PURCELL
                                   David Purcell, President


                                   /s/ DAVID PURCELL
                                   David Purcell, Secretary

State of California )
County of Riverside )  SS:

This instrument was acknowledged before
me on February 25th, 2000 by David Purcell as President and Secretary of
Diligencia Technologies, Inc.

/s/ Betty C. Nievar
Notary Public Signature

[Betty C. Nievar, Commission # 1201344, Notary Public -
California, Riverside County, My Comm. Expires Dec. 8, 2002]


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